Exhibit 23.2

KPMG

111 North Orange Avenue, Suite 1600

P.O. Box 3031

Orlando, FL 32802

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Darden Restaurants, Inc.:

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Darden Restaurants, Inc. of our reports dated July 18, 2007, with respect to the consolidated balance sheets of Darden Restaurants, Inc. as of May 27, 2007 and May 28, 2006, and the related consolidated statements of earnings, changes in stockholders’ equity and accumulated other comprehensive income (loss), and cash flows for each of the fiscal years in the three-year period ended May 27, 2007, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of May 27, 2007, which reports are included in the Annual Report on Form 10-K for the year ended May 27, 2007 of Darden Restaurants, Inc.

Our report refers to Darden Restaurants, Inc. change in methods of accounting for pension and other post retirement benefits by adopting Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, and for share based compensation by adopting Statement of Financial Accounting Standards No. 123R, Share-Based Payment, in 2007.

/s/ KPMG LLP

December 21, 2007

Orlando, FL

Certified Public Accountants